Exhibit 99.1

FOR IMMEDIATE RELEASE:

    CPI AEROSTRUCTURES ANNOUNCES THAT IT WILL LIQUIDATE ITS KOLAR SUBSIDIARY

Edgewood, N.Y. (January 22, 2002) - CPI Aerostructures, Inc. (AMEX Symbol: CVU) announced today that it will close its Kolar facility, which is located in Ithaca, New York, and liquidate the assets of its Kolar, Inc. subsidiary. This process will occur over the next two months, and will involve an auction of the fixed assets of Kolar, Inc., and the sale of the real estate that Kolar currently owns. The proceeds of this liquidation will be used to reduce Kolar's liabilities on certain bank debt that is currently in default. The bank debt and Kolar's obligations to its previous owner are secured by liens on the assets and real estate to be sold and are guaranteed by CPI. The proceeds of the liquidation are not expected to fully satisfy all such obligations. There can be no assurance that satisfactory payment terms will be made with the banks regarding the balance of portions of the bank debt, which is currently due no later than June 30, 2002. Agreements for the liquidation have been executed with the banks and the liquidator and the previous owner has consented to the sale.

"We are quite saddened by this, " stated CPI's President, Edward J. Fred. "Our analysis of the situation made it very clear that Kolar, Inc. could not survive the downturn in the electronics manufacturing sector, and that we had no recourse but to close the facility."

"The unfortunate events at Kolar are in no way a reflection on the people who worked there, as they are as dedicated a group of individuals as any company could hope to have. Our sincere thanks go out to them for all they attempted to do in an effort to keep Kolar viable."

"On the other hand, the aircraft segment of CPI is experiencing record growth. The preliminary estimates indicate that the aircraft segment will produce revenue in excess of $20 million in 2002, and we need to concentrate all of our efforts and resources towards that part of the business," concluded Mr. Fred.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in the Company's SEC reports, including the Company's Form 10-KSB for the year ended December 31, 2000, and the Company"s Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001.

Founded in 1980, CPI Aerostructures, Inc, is a precision machining and sub-assembly manufacturer servicing the commercial and military sector of the aircraft industry.

INVESTOR RELATIONS CONTACT:

      EDWARD J. FRED
      PRESIDENT AND
      CHIEF FINANCIAL OFFICER
      CPI AEROSTRUCTURES, INC.
      (631) 586-5200 / www.cpiaero.com